Dune Energy, Inc. Announces Development and Exploration Participation Agreement in South Louisiana; Successfully Completes Initial Development Well

Houston, Texas, September 14, 2005 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced today that it has entered into a participation agreement ("Agreement") with American Natural Energy Corporation ("ANEC") (TSX Venture:
ANR.U). Pursuant to the Agreement, Dune will acquire certain exclusive exploration and development rights in ANEC's Joint Development Agreement with ExxonMobil Corp. (the "Development Agreement"), covering approximately 11,000 contiguous acres in St. Charles Parish, Louisiana (the "Bayou Couba Field"). ExxonMobil Production Company delivered its consent to Dune's participation on September 12, 2005.

Of the 11,000 acres covered by the Development Agreement, approximately 1,300 acres pertain to a lease referred to as the Delta Securities Lease. The Agreement provides Dune with the right to participate in 50% of ANEC's development rights in the Delta Securities Lease in exchange for Dune's payment of $1 million by March 15, 2006. If the drilling of one of the first two exploratory wells drilled by Dune and ANEC is successful, Dune will be required to pay ANEC an additional $500,000. In addition, Dune shall have the right to participate in all of ANEC's exploration rights in the remaining 9,700 contiguous acres covered by the Development Agreement. Each party will pay its respective share of drilling, completion and operations costs. The Agreement is subject to the completion of a definitive agreement.

The Bayou Couba Field, discovered by Gulf Oil in 1942, has 30 potentially productive sands. Preliminary analysis of reprocessed, state of the art 3-D seismic indicates numerous hydrocarbon traps at depths ranging between 4,000 and 20,000 feet. Initial drilling will focus on numerous (i) development prospects with updip PUD potential, (ii) extensional prospects trapped updip from tested show wells and (iii) near field exploratory prospects with analog production.

Additionally, Dune announced the completion of the drilling of the DSCI 92ST well located on the Delta Securities Lease. The well, drilled to a depth of approximately 6,040 feet, is producing approximately 300 bbl of oil and 280 Mcf of natural gas per day from a 12/64" choke. Dune has a 15.625% working interest in the well. Drilling has commenced on a second well located on the Delta Securities Lease (the DSCI 51ST) in which Dune will have a 20.625% working interest. The DSCI 51ST is expected to be drilled to approximately 7,500 feet.

ANEC reported that damage from Hurricane Katrina was minimal and that production from the DSCI 92ST, after being down for approximately 10 days, has resumed.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects

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will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

      Company Contact:

      Alan Gaines                    or           Ron Stabiner

      Chairman & CEO                              The Wall Street Group, Inc.

                                                  (713) 888-0895
                                                  (212) 888-4848